Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel (312) 782-0600

Main Fax (312) 701-7711

www.mayerbrown.com

December 1, 2014

Tenneco Inc.

500 North Field Drive

Lake Forest, IL 60045

Re: Tenneco Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Tenneco Inc., a Delaware corporation (“Tenneco”), in connection with the proposed sale of the following securities (the “Securities”), as set forth in the Form S-3 Registration Statement filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”): (i) one or more series of debt securities of Tenneco (the “Debt Securities”) and (ii) the guarantees of each Tenneco subsidiary listed as a co-registrant in the Registration Statement (the “Subsidiary Guarantors”) with respect to Debt Securities (the “Guarantees”).

Each series of Debt Securities will be issued under an indenture (the “Indenture”) to be entered into among Tenneco, the Subsidiary Guarantors and U.S. Bank National Association, as Trustee. Certain terms of the Securities to be issued from time to time will be approved by the Board of Directors of Tenneco (or a committee thereof) and, if applicable, the boards of directors of the Subsidiary Guarantors, as part of the corporate action taken and to be taken in connection with the authorization of the issuance of the Securities (the “Corporate Proceedings”).

As special counsel to Tenneco, we have examined originals or copies certified or otherwise identified to our satisfaction of resolutions of the Board of Directors of Tenneco and the boards of directors of the Subsidiary Guarantors and such records, certificates and other documents of Tenneco and the Subsidiary Guarantors and such questions of law as we considered necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that upon the completion of the Corporate Proceedings relating to a series of the Debt Securities, and, if applicable, the Guarantees thereof, the execution and delivery of the Indenture and the due execution, authentication, issuance and delivery of the Debt Securities of such series and, if applicable, Guarantees thereof, the Debt Securities of such series and, if applicable, Guarantees thereof, when sold in exchange for the consideration set

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

Tenneco Inc.

December 1, 2014

forth in the Prospectus contained in the Registration Statement and any prospectus supplement relating to such series of Debt Securities, and, if applicable, the Guarantees thereof, will be duly authorized and will be valid and binding obligations of Tenneco and, if applicable, the Subsidiary Guarantors, enforceable in accordance with their terms and entitled to the benefits of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

Very truly yours,
/s/ Mayer Brown LLP

Mayer Brown LLP